TheAmericanWest.com
"Where the Best of the Old West is Found'

(Merchant's Agreement)

The staff at TheAmericanWest.com (TAW) will work with you to provide space on our unique web site and to affiliates for us to market your products on the Internet.

TAW will reserve the right to make all final decisions as to visual quality and content so as to maximize your exposure. Your success is our success.

Your product name and logo will not appear. The customer will find your product by our product number system, and pay by credit card through our secure link. TAW will retain 20 % of the total price.

Only quality Merchants that deliver the Cowboy Way (with integrity, honesty and reputation) will be able to remain a Merchant of TAW.

TAW will either digitally photograph your item or you can provide them to TAW. TAW retains the right to exclude items you may wish to have exposed.

Minor updates on product availability or price changes will be welcomed and done without charge. Major revisions will be charged on a time basis of $35.00/hour and we will provide a good faith cost quote for you before beginning such revisions. We will require ½ payment prior to beginning the site revisions.

All transactions will flow through the TAW Manager so we will not include your address, phone number or email address on the site. All returned items will be routed through our system; however, the customer will be notified to deal directly with you at the appropriate time if it becomes necessary.

TAW retains a 20 % commission on merchandise. We expect that you will not "mark up" your items by this percentage, but are able to provide your product with that cost included in the competitive price. We also very much encourage special sales and discounts we can pass on to the customer.

Your free set up includes a photo, description and item number for each product; reserved space on the site for one year, subject to TheAmericanWest.com ability to cancel, and minor product revisions such as special sales or availability. (Major revisions will be done at $35/hour).

Merchant Signature:	Date:

63